Main Street Announces Third Quarter 2014 Financial Results

Third Quarter 2014 Distributable Net Investment Income Per Share Increased to $0.58 Per Share

HOUSTON, Nov. 6, 2014 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Highlights

  Total investment income of $36.4 million, representing a 23% increase from the third quarter of 2013
  Distributable net investment income of $26.1 million (or $0.58 per share), representing a 33% increase from the third quarter of 2013 (1)
  Net investment income of $24.9 million (or $0.55 per share), representing a 42% increase from the third quarter of 2013
  Net realized gains of $15.7 million (or $0.35 per share), resulting primarily from the full exit of two lower middle market ("LMM") portfolio equity investments
  Net asset value of $21.08 per share at September 30, 2014, representing an increase of $1.19 per share, or 6%, compared to $19.89 per share at December 31, 2013
  Paid regular monthly dividends totaling $0.495 per share, or $0.165 per share for each of July, August and September 2014, representing a 6% increase compared to third quarter of 2013 regular monthly dividends
  Declared regular monthly dividends totaling $0.51 per share for the fourth quarter of 2014, or $0.17 per share for each of October, November and December 2014, representing a 6% increase compared to fourth quarter of 2013 regular monthly dividends
  Estimated spillover taxable income (taxable income in excess of dividends paid) at September 30, 2014 of approximately $49 million, or approximately $1.09 per share
  Received investment grade rating of BBB from Standard & Poor's Ratings Services ("S&P")
  Amended our credit facility (the "Credit Facility") to increase our total commitments to $522.5 million, extend the final maturity by one year to September 2019, with the Credit Facility provided on a revolving basis for the full five years, and lower our interest rate  to LIBOR plus 2.0% so long as we maintain an investment grade rating
  Completed $38.8 million in total LMM portfolio investments, including investments totaling $32.3 million in four new LMM portfolio companies, which after aggregate repayments on debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $13.5 million in total LMM portfolio investments
  Net decrease of $5.1 million in middle market portfolio investments
  Net increase of $38.7 million in private loan portfolio investments

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman, President and Chief Executive Officer, stated, "We are pleased with our operating results for the third quarter of 2014, a quarter during which we once again increased our total investment income and our distributable net investment income per share, both on a sequential basis over the second quarter of 2014 and over the same period in the prior year, and also generated significant net realized gains from the equity portion of our investment portfolio. In addition, this quarter represents the fifteenth consecutive quarter during which we generated distributable net investment income per share which exceeded our regular monthly dividends paid in the quarter, with our distributable net investment income exceeding the dividends paid in the third quarter by over 17%. Lastly, we are proud of the third party acknowledgment of our historical successes and the ongoing benefits of our investment strategy and operating structure that we achieved through our BBB investment grade rating from S&P."

Third Quarter 2014 Operating Results

For the third quarter ended September 30, 2014, total investment income was $36.4 million, a 23% increase over the $29.7 million of total investment income for the corresponding period of 2013. This comparable period increase was principally attributable to (i) a $2.9 million increase in interest income primarily from higher average levels of portfolio debt investments, (ii) a $2.6 million increase in dividend income from investment portfolio equity investments and (iii) a $1.4 million increase in fee income due to increases in investment, refinancing and prepayment activity from investment portfolio debt investments. The $6.7 million increase in total investment income in the third quarter ended September 30, 2014 includes (i) $0.4 million of special dividend income activity during the period and (ii) a $0.2 million net increase in the amount of total investment income related to accelerated prepayment and repricing activity for certain investment portfolio debt investments when compared to the same period in 2013.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $10.3 million in the third quarter of 2014 from $10.0 million for the corresponding period of 2013. This comparable period increase in operating expenses was principally attributable to (i) a $0.5 million increase in compensation expense related to increases in the number of personnel, base compensation and incentive compensation accruals and (ii) a $0.3 million increase in other general and administrative expenses, in each case when compared to the prior year. These operating expense increases were partially offset by $0.6 million of operating expenses charged to our external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), for services provided to the External Investment Manager. Share-based compensation expense of $1.2 million, related to non-cash amortization expense for restricted share grants, was recognized during the third quarter of 2014 representing a $0.9 million decrease from the same period in 2013. This decrease from the comparable period in the prior year was primarily attributable to $1.3 million of non-recurring share-based compensation expense associated with the accelerated vesting of the unvested shares of restricted stock as part of the retirement of our former Executive Vice Chairman recognized in the third quarter of 2013. For the third quarter ended September 30, 2014, the ratio of our total operating expenses, excluding interest expense, as a percentage of our quarterly average total assets was 1.4% on an annualized basis, compared to 1.6% on an annualized basis for the third quarter ended September 30, 2013 and 1.7% for the year ended December 31, 2013 (in both cases for the prior year comparisons, excluding the effect of the accelerated vesting of restricted stock discussed above).

Distributable net investment income, which is net investment income before non-cash, share-based compensation expense, increased 33% to $26.1 million, or $0.58 per share, compared with $19.6 million, or $0.53 per share, in the corresponding period of 2013. (1) The increase in distributable net investment income was primarily due to the higher level of total investment income and lower operating expenses, due to the changes discussed above. Distributable net investment income on a per share basis for the third quarter of 2014 reflects (i) an increase of approximately $0.01 per share from the comparable period in 2013 attributable to the special dividend income activity as discussed above and (ii) a greater number of average shares outstanding compared to the corresponding period in 2013 primarily due to the August 2013 and April 2014 follow-on equity offerings.

Distributable net realized income, which is net realized income before non-cash, share-based compensation expense, was $41.8 million, or $0.93 per share, for the third quarter of 2014 compared with $16.6 million, or $0.45 per share, in the corresponding period of 2013, with the results for 2013 excluding the effect of the $4.8 million realized loss recognized in the third quarter of 2013 on the repayment of Small Business Investment Company ("SBIC") debentures issued to our wholly owned SBIC subsidiary, Main Street Capital II, LP ("MSC II"), which have been accounted for on the fair value method of accounting. (1) The $25.1 million increase was due to the $18.7 million increase in the net realized gain (loss) from investments and the $6.5 million increase in total distributable net investment income in the third quarter of 2014 when compared to the corresponding period of 2013 as discussed above. The $18.7 million increase in net realized gain (loss) from investments reflects a net realized gain of $15.7 million for the third quarter of 2014 when compared to the net realized loss of $3.0 million from investments for third quarter of 2013. The $15.7 million net realized gain from investments during the third quarter of 2014 was primarily attributable to $14.7 million in gains realized in conjunction with the full exit of two LMM portfolio companies.

The net increase in net assets resulting from operations during the third quarter of 2014 was $21.6 million, or $0.48 per share, compared with $28.1 million, or $0.76 per share, in the prior year. This $6.5 million decrease from the comparable period in the prior year was primarily the result of (i) a $34.9 million decrease in the net change in unrealized appreciation (depreciation) to $16.1 million of unrealized depreciation in the third quarter of 2014, compared to $18.8 million in unrealized appreciation for the comparable period in the third quarter of 2013 and (ii) a $2.5 million increase in the income tax provision from the comparable period in the prior year, with these changes partially offset by a $30.9 million increase in net realized income due to the factors discussed above in explaining the variance in distributable net realized income. The total net change in unrealized depreciation for the third quarter of 2014 of $16.1 million primarily included (i) $8.7 million of unrealized depreciation on the SBIC debentures held by MSC II which are accounted for on a fair value basis, (ii) $6.9 million of net unrealized depreciation from portfolio investments and (iii) $0.4 million of net unrealized depreciation on marketable securities and idle funds investments. The $6.9 million net change in unrealized appreciation (depreciation) from portfolio investments for the third quarter of 2014 was principally attributable to the net impact of (i) unrealized appreciation on 22 LMM portfolio investments totaling $16.5 million, partially offset by unrealized depreciation on 11 LMM portfolio investments totaling $8.9 million, (ii) $2.9 million of net unrealized appreciation on other portfolio investments and (iii) $3.8 million of net unrealized appreciation on the External Investment Manager, offset by (i) accounting reversals of net unrealized appreciation from prior periods of $13.1 million related to portfolio investment exits and repayments, (ii) $2.9 million of net unrealized depreciation on private loan portfolio investments and (iii) $5.2 million of net unrealized depreciation on middle market portfolio investments. The income tax provision for the third quarter of 2014 of $3.0 million principally consisted of (i) deferred taxes of $2.0 million, which is primarily the result of deferred taxes on net unrealized appreciation on our portfolio investments held in our taxable subsidiaries and (ii) other taxes of $1.0 million, which includes a $0.7 million accrual for excise tax on our estimated spillover taxable income and $0.3 million related to accruals for state and other taxes.

Liquidity and Capital Resources

As of September 30, 2014, we had $24.3 million in cash and cash equivalents, $9.2 million in marketable securities and idle funds investments and $235.5 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities. As of September 30, 2014, our net asset value totaled $947.5 million, or $21.08 per share.

We amended our Credit Facility during September 2014 to increase the total commitments from $502.5 million to $522.5 million, decrease the interest rates as long as we maintain an investment grade rating and extend the final maturity by one year to September 2019. The amended Credit Facility also contains an upsized accordion feature which allows us to increase the total commitments under the facility up to $650.0 million from new and existing lenders on the same terms and conditions as the existing commitments. Borrowings under the Credit Facility bear interest, subject to our election, on a per annum basis equal to the applicable LIBOR rate (0.15% as of September 30, 2014) plus 2.00%, as long as we maintain an investment grade rating (or 2.25% if we do not maintain an investment grade rating). The Credit Facility is provided on a revolving basis through its final maturity date in September 2019, and also contains two, one-year extension options which could extend the final maturity by up to two years, subject to certain conditions, including lender approval. As of September 30, 2014, we had $287.0 million in outstanding borrowings under the Credit Facility, bearing interest at an annual interest rate of 2.4%.

As of September 30, 2014, through our two wholly owned SBIC subsidiaries, we had $225.0 million of outstanding SBIC debentures guaranteed by the U.S. Small Business Administration, which bear a weighted average annual fixed interest rate of approximately 4.2%, paid semi-annually, and mature ten years from original issuance. The first maturity related to our SBIC debentures does not occur until 2017, and the remaining weighted average duration is approximately 6.8 years as of September 30, 2014.

As of September 30, 2014, we had a total of $90.9 million of the 6.125% Notes outstanding. The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at any time or from time to time at our option on or after April 1, 2018. The 6.125% Notes bear interest at a rate of 6.125% per year, payable quarterly on January 1, April 1, July 1 and October 1 of each year. The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."

Lower Middle Market Portfolio Information (all as of September 30, 2014) (2)

We had debt and equity investments in 64 LMM companies collectively totaling approximately $681.0 million in fair value with a total cost basis of approximately $544.1 million. Approximately 73% of our LMM portfolio investments at cost were in the form of secured debt investments, and approximately 86% of these debt investments at cost were secured by first priority liens on the assets of the portfolio companies. The weighted average annual effective yield on our LMM portfolio debt investments was 13.5%. (3)

We had equity ownership in 94% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 35%. The fair value of our LMM portfolio company equity investments was approximately 211% of the cost of such equity investments.

Based on information provided by our LMM portfolio companies, which we have not independently verified, the portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.0 to 1.0 and a median total EBITDA to senior interest expense ratio of 3.6 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.2 to 1.0 and 3.5 to 1.0, respectively.

Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted average investment rating for our total LMM investment portfolio was 2.2 as of September 30, 2014 and December 31, 2013.

Middle Market Portfolio Information (all as of September 30, 2014) (4)

We had middle market portfolio investments in 86 companies collectively totaling approximately $556.6 million in fair value with a total cost basis of approximately $561.0 million. Middle market portfolio investments primarily include investments made through direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than our LMM portfolio companies. The weighted average annual EBITDA for the 86 middle market portfolio companies was approximately $67.9 million. Our middle market portfolio investments were primarily in the form of debt investments, and approximately 90% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our middle market portfolio debt investments was approximately 7.5%. (3)

Private Loan Portfolio Information (all as of September 30, 2014) (5)

Private loan portfolio investments primarily consist of investments in interest-bearing debt securities in companies that are consistent with the size of companies in our LMM portfolio or our middle market portfolio, but are investments which have been originated through strategic relationships with other investment funds on a collaborative basis.

We had private loan portfolio investments in 26 companies collectively totaling approximately $180.7 million in fair value with a total cost basis of approximately $188.1 million. The weighted average annual EBITDA for the 26 private loan portfolio companies was approximately $13.6 million. Approximately 97% of our private loan portfolio investments were in the form of debt investments, and approximately 86% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our private loan portfolio debt investments was approximately 10.4%. (3)

External Investment Manager

Beginning on January 1, 2014, the External Investment Manager began accruing management fees from its investment sub-advisory relationship with HMS Income Fund, Inc. ("HMS Income"). During the third quarter of 2014, the External Investment Manager generated $0.8 million of fee income from this relationship and HMS Income ended the third quarter of 2014 with over $380 million of total assets. The fee income from HMS Income benefited us through a $0.6 million reduction of our operating expenses for expenses we charged to the External Investment Manager for services we provided to the External Investment Manager and $0.1 million of dividend income from the External Investment Manager through a dividend of its net income. We expect the management fees earned by the External Investment Manager from the HMS Income relationship, and our related benefits, will continue to increase during the rest of 2014 and through the first half of 2015 as HMS Income continues its fund raising and portfolio investment activities.

Portfolio Quality

As of September 30, 2014, we had three investments on non-accrual status which comprised approximately 1.2% of the total investment portfolio at fair value and 3.9% of the total investment portfolio at cost. Our total portfolio investments at fair value were approximately 110% of the related cost basis as of September 30, 2014.

Third Quarter 2014 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, November 7, 2014 at 10:00 a.m. Eastern Time to discuss the third quarter 2014 financial results.

You may access the conference call by dialing 201-689-8349 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, November 14, 2014 and may be accessed by dialing 201-612-7415 and using the passcode 13593344#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-Q for the quarterly period ended September 30, 2014 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Third Quarter 2014 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement for net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2) All LMM portfolio information is calculated exclusive of Main Street's middle market portfolio investments, private loan portfolio investments, other portfolio investments, investment in the External Investment Manager and marketable securities and idle funds investments. LMM portfolio company financial information has not been independently verified by Main Street.

(3) Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes any liquidation fees payable upon repayment and any debt investments on non-accrual status.

(4) All middle market portfolio information is calculated exclusive of Main Street's LMM portfolio investments, private loan portfolio investments, other portfolio investments, investment in the External Investment Manager and marketable securities and idle funds investments. Middle market portfolio company financial information has not been independently verified by Main Street.

(5) All private loan portfolio information is calculated exclusive of Main Street's LMM portfolio investments, middle market portfolio investments, other portfolio investments, investment in the External Investment Manager and marketable securities and idle funds investments. Private loan portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including, without limitation, the amount of fees which may be earned by the External Investment Manager from HMS Income and the related positive effects for Main Street, involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 9,705	$ 8,840	$ 29,547	$ 23,543
Affiliate investments	6,687	6,453	18,412	17,514
Non-Control/Non-Affiliate investments	19,839	13,974	53,488	40,974
Interest, fee and dividend income	36,231	29,267	101,447	82,031
Interest, fee and dividend income from marketable securities and idle funds	120	392	557	1,073
Total investment income	36,351	29,659	102,004	83,104
EXPENSES:
Interest	(5,954)	(5,922)	(16,713)	(15,346)
Compensation	(3,047)	(2,575)	(9,115)	(5,148)
General and administrative	(1,871)	(1,533)	(5,279)	(3,471)
Share-based compensation	(1,208)	(2,152)	(3,034)	(3,357)
Expenses charged to the External Investment Manager	616	-	1,343	-
Expenses reimbursed to affiliated Internal Investment Manager	-	-	-	(3,189)
Total expenses	(11,464)	(12,182)	(32,798)	(30,511)
NET INVESTMENT INCOME	24,887	17,477	69,206	52,593

NET REALIZED GAIN (LOSS):
Control investments	-	(2,635)	-	(2,635)
Affiliate investments	14,737	780	8,159	780
Non-Control/Non-Affiliate investments	962	(1,164)	2,634	(1,024)
Marketable securities and idle funds investments	11	22	(4)	285
SBIC debentures	-	(4,775)	-	(4,775)
Total net realized gain (loss)	15,710	(7,772)	10,789	(7,369)
NET REALIZED INCOME	40,597	9,705	79,995	45,224

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	(6,891)	14,475	17,018	30,889
Marketable securities and idle funds investments	(426)	(490)	920	(1,300)
SBIC debentures	(8,749)	4,839	(10,778)	4,183
Total net change in unrealized appreciation (depreciation)	(16,066)	18,824	7,160	33,772

INCOME TAXES:
Federal and state income, excise, and other taxes	(960)	(371)	(1,758)	(1,793)
Deferred taxes	(2,002)	(104)	(6,643)	(1,515)
Income tax provision	(2,962)	(475)	(8,401)	(3,308)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 21,569	$ 28,054	$ 78,754	$ 75,688

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.55	$ 0.47	$ 1.61	$ 1.48
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$ 0.90	$ 0.26	$ 1.86	$ 1.27
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS
PER SHARE - BASIC AND DILUTED	$ 0.48	$ 0.76	$ 1.83	$ 2.13

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.495	$ 0.465	$ 1.485	$ 1.380
Supplemental dividends	-	0.200	0.275	0.550
Total dividends	$ 0.495	$ 0.665	$ 1.760	$ 1.930

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	44,910,756	37,144,693	43,027,105	35,558,266

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)
(Unaudited)

	September 30, 2014	December 31, 2013

ASSETS

Portfolio investments at fair value:
Control investments	$ 413,587	$ 356,973
Affiliate investments	259,795	268,113
Non-Control/Non-Affiliate investments	814,652	661,102
Total portfolio investments	1,488,034	1,286,188
Marketable securities and idle funds investments	9,207	13,301

Total investments	1,497,241	1,299,489

Cash and cash equivalents	24,324	34,701
Interest receivable and other assets	21,076	16,054
Receivable for securities sold	26,075	-
Deferred financing costs, net	10,627	9,931

Total assets	$ 1,579,343	$ 1,360,175

LIABILITIES

Credit facility	$ 287,000	$ 237,000
SBIC debentures	222,629	187,050
6.125% Notes	90,882	90,882
Payable for securities purchased	498	27,088
Deferred tax liability, net	12,583	5,940
Dividend payable	7,640	6,577
Accounts payable and other liabilities	8,220	10,549
Interest payable	2,385	2,556

Total liabilities	631,837	567,642

NET ASSETS

Common stock	449	398
Additional paid-in capital	847,796	694,981
Accumulated net investment income, net of cumulative dividends	28,886	22,778
Accumulated net realized gain from investments, net of cumulative dividends	(29,094)	(26,334)
Net unrealized appreciation, net of income taxes	99,469	100,710

Total net assets	947,506	792,533

Total liabilities and net assets	$ 1,579,343	$ 1,360,175

NET ASSET VALUE PER SHARE	$ 21.08	$ 19.89

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net investment income	$ 24,887	$ 17,477	$ 69,206	$ 52,593
Share-based compensation expense	1,208	2,152	3,034	3,357
Distributable net investment income (1)	26,095	19,629	72,240	55,950
Net realized gain / (loss) from investments	15,710	(2,997)	10,789	(2,594)
Distributable net realized income (1) (2)	$ 41,805	$ 16,632	$ 83,029	$ 53,356

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.58	$ 0.53	$ 1.68	$ 1.57
Distributable net realized income per share -
Basic and diluted (1) (2)	$ 0.93	$ 0.45	$ 1.93	$ 1.50

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income and distributable net realized income, and related per share amounts, is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement to net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is presented in the table above.

(2)

Excludes the realized loss recognized in the third quarter of 2013 on the repayment of SBIC debentures issued to MSC II which have been accounted for on the fair value method of accounting under ASC 825, Financial Instruments.

Contacts:
Main Street Capital Corporation
Dwayne Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com / 713-350-6000

Dennard - Lascar Associates
Ken Dennard / ken@dennardlascar.com
Jenny Zhou / jzhou@dennardlascar.com
713-529-6600